                                                                     EXHIBIT 2.1

The Registrant entered into a separate Agreement and Plan of Merger with each of its former subsidiaries: DAOU Sentient, Inc., a Delaware corporation; DAOU Synexus, Inc., a Delaware corporation; DAOU TMI, Inc., a Delaware corporation; DAOU RHI, Inc., a Delaware corporation; and Enosus, Inc., a Delaware corporation. The Agreement and Plan of Merger, dated December 28, 2000, by and between the Registrant and DAOU RHI, Inc., which is attached, is substantially identical in all material respects to each other Agreement and Plan of Merger by and between the Registrant and each other subsidiary. As provided in Item 601 of Regulation S-K, only one copy of the Agreement and Plan of Merger is attached. Each Agreement and Plan of Merger is identical except that each was entered into with a different subsidiary.

================================================================================




                          AGREEMENT AND PLAN OF MERGER

                                    between


                               DAOU Systems, Inc.

                                      and

                                DAOU - RHI, Inc.



                         Dated as of December 28, 2000





================================================================================

                               TABLE OF CONTENTS


                                                                                                 Page

1.   DEFINITIONS AND USE OF TERMS.                                                                 1
     1.1  Construction...........................................................................  1
     1.2  Definitions............................................................................  2
2.   THE MERGER; CLOSING.........................................................................  4
     2.1  Basic Transaction......................................................................  4
     2.2  Effective Time; Closing................................................................  4
     2.3  Effect of the Merger...................................................................  5
     2.4  Certificate of Incorporation; Bylaws...................................................  5
     2.5  Directors and Officers.................................................................  5
     2.6  Succession, Liabilities and Further Assurances.........................................  5
     2.7  Cancellation of Securities.............................................................  6
     2.8  Stock Transfer Books...................................................................  6
3.   REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY................................................  6
     3.1  Organization and Good Standing........................................................   6
     3.2  Enforceability; No Conflict...........................................................   7
     3.3  Capitalization........................................................................   7
     3.4  Intellectual Property.................................................................   8
     3.5  Contracts; No Defaults................................................................   8
     3.6  Compliance with Legal Requirements; Governmental Authorizations.......................   8
     3.7  Legal Proceedings; Orders.............................................................   9
     3.8  Board Recommendation..................................................................  10
4.   REPRESENTATIONS AND WARRANTIES OF THE PARENT...............................................  10
     4.1  Organization..........................................................................  10
     4.2  Enforceability; No Conflict...........................................................  10
     4.3  Certain Proceedings...................................................................  11
5.   ADDITIONAL AGREEMENTS......................................................................  11
     5.1  Required Approvals....................................................................  11
     5.2  Notification..........................................................................  11
6.   CONDITIONS PRECEDENT TO THE SUBSIDIARY'S OBLIGATION TO CLOSE...............................  12

                                                                                                 Page

     6.1  Accuracy of Representations...........................................................  12
     6.2  Subsidiary's Performance..............................................................  12
     6.3  Additional Documents..................................................................  12
     6.4  No Proceedings........................................................................  13
     6.5  No Prohibition........................................................................  13
7.   CONDITIONS PRECEDENT TO SUBSIDIARY'S OBLIGATION TO CLOSE...................................  13
     7.1  Accuracy of Representations...........................................................  13
     7.2  The Parent's Performance..............................................................  13
     7.3  Additional Documents..................................................................  14
     7.4  No Prohibition........................................................................  14
8.   TERMINATION................................................................................  14
     8.1  Termination Events....................................................................  14
     8.2  Effect of Termination.................................................................  14
9.   GENERAL PROVISIONS.........................................................................  15
     9.1  Further Assurances....................................................................  15
     9.2  Entire Agreement and Modification.....................................................  15
     9.3  Severability..........................................................................  15
     9.4  No Third-Party Rights.................................................................  15
     9.5  Governing Law.........................................................................  15
     9.6  Counterparts..........................................................................  15

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is entered into as of
                                              ---------
December 28, 2000, by and between DAOU Systems, Inc., a Delaware corporation (the "Parent"), and DAOU - RHI, Inc., a Delaware corporation and a wholly-owned
      ------
subsidiary of the Parent (the "Subsidiary").  The Parent and the Subsidiary are
                               ----------
referred to herein individually as a "Party" collectively as the "Parties."
                                      -----                       -------

                             PRELIMINARY STATEMENTS

     A. The Parent is a corporation duly organized and validly existing under the laws of the State of Delaware, and is authorized to issue (i) fifty million (50,000,000) shares of common stock, $.001 par value per share, of which seventeen million seven hundred twelve thousand seven hundred sixty-eight (17,712,768) shares are issued and outstanding as of the date of this Agreement and (ii) six million six hundred three thousand four hundred thirty (6,603,430) shares of preferred stock, $.001 par value per share, of which two million one hundred eighty-two thousand (2,182,000) shares are issued and outstanding as of the date of this Agreement.

     B. The Subsidiary is a corporation duly organized and validly existing under the laws of the State of Delaware and is authorized to issue common stock. The issued and outstanding shares of common tock are referred to herein as the "Subsidiary Shares".
 -----------------

     C.  The Parent is the sole stockholder of the Subsidiary Shares.

     D. The respective Boards of Directors of the Parent and the Subsidiary, deeming it advisable and in the best interests of each such corporation and its respective stockholders, have approved and adopted this Agreement providing for the merger of the Subsidiary with and into the Parent (the "Merger") as
                                                            ------
authorized by Section 253 of the Delaware General Corporation Law ("DGCL"), upon
                                                                    ----
the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     The Parties, intending to be legally bound, agree as follows:

1.   Definitions and Use of Terms.

     1.1  Construction.
          ------------

     All references in this Agreement to "Articles," "Sections" or refer to the
                                          --------    --------
corresponding Articles and Sections of this Agreement, respectively, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The terms "include" or
                                                                -------
"including" indicate examples of a foregoing general statement and not a
- ----------
limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract (as defined below) or other document as of a given date means the Contract or other document as amended, supplemented, and modified from time to time through such date.

     1.2  Definitions.
          -----------
     For the purposes of this Agreement, the following terms and variations on them have the meanings specified in this Section:

     "Business Day" means a day of the year in which banks are not required or
      ------------
authorized to be closed in the City of San Diego, California.

     "Certificate of Ownership and Merger" is defined in Section 2.2.
      -----------------------------------

     "Closing" means the consummation and completion of the Merger and the
      -------
transactions contemplated hereby.

     "Closing Date" is defined in Section 2.2.
      ------------

     "Consent" means any approval, consent, ratification, waiver, or other
      -------
authorization.

     "Contract" means any contract, agreement, commitment, understanding, lease,
      --------
license, franchise, warranty, guaranty, mortgage, note, bond, or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding.

     "Contravene" -- an act or omission would "Contravene" something if, as the
      ----------
context requires:

          (a) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;

          (b) the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate, or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it; or

          (c) the act or omission would result in the creation of an Encumbrance on the stock or assets of the Subsidiary or the Parent, as appropriate.

     "DGCL" is defined in the Preliminary Statements.
      ----

     "Effective Time" is defined in Section 2.2.
      --------------

     "Encumbrance" means any charge, claim, mortgage, servitude, easement, right
      -----------
of way, community or other marital property interest, covenant, equitable interest, lien, option, pledge, security interest, preference, priority, right of first refusal, or similar restriction.

     "GAAP" means generally accepted accounting principles for financial
      ----
reporting in the United States.

     "Governmental Authorization" means any franchise, grant, approval, Consent,
      --------------------------
license, permit, easement, variance, exception, certificate, order, waiver, registration or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" means any:
      -----------------

          (a) nation, region, state, county, city, town, village, district, or other jurisdiction;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, or other entity and any court or other tribunal);

          (d)  multinational organization;

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature; and

          (f) official of any of the foregoing.

     "Intellectual Property" is defined in Section 3.4.
      ---------------------

     "Legal Requirement" means any constitution, law, statute, treaty, rule,
      -----------------
regulation, ordinance, binding case law or principle of common law, notice, approval or Order of any Governmental Body, and any Contract with any Governmental Body relating to compliance with any of the foregoing.

     "Liabilities" includes liabilities or obligations of any nature, whether
      -----------
known or unknown, whether absolute, accrued, contingent, choate, inchoate, or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

     "Merger" is defined in the Preliminary Statements.
      ------

     "Order" means any order, injunction, judgment, decree, ruling, assessment,
      -----
or arbitration award of any Governmental Body or arbitrator.

     "Ordinary Course of Business" means the ordinary course of business
      ---------------------------
consistent with past custom and practice (including with respect to quantity and frequency).

     "Organizational Document" means any charter, articles, bylaws, certificate,
      -----------------------
statement, statutes, or similar document adopted, filed, or registered in connection with the creation, formation, or organization of an entity, and any Contract among all equityholders, partners, or members of an entity.

     "Parent" is defined in the first paragraph of this Agreement.
      ------

     "Parties" and "Party" are defined in the first paragraph of this Agreement.
      -------       -----

     "Person" refers to an individual or an entity, including a corporation,
      ------
share company, limited liability company, partnership, trust, association, joint venture, joint stock company, unincorporated organization, Governmental Body, or any other body with legal personality separate from its equityholders or members.

     "Proceeding" means any action, arbitration, audit, examination,
      ----------
investigation, hearing, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as
      -----------------------
amended.

     "Subsidiary" is defined in the first paragraph of this Agreement.
      ----------

     "Subsidiary Contract" means any Contract (a) under which Subsidiary has or
      -------------------
may acquire rights, (b) under which Subsidiary is or may become subject to Liability, or (c) by which Subsidiary or any of its assets is or may become bound.

     "Subsidiary Shares" is defined in the Preliminary Statements.
      -----------------

     "Surviving Corporation" is defined in Section 2.1.
      ---------------------

     "Threatened" -- an action or matter would be considered to have been
      ----------
"Threatened" if a demand or statement has been made or a notice has been given, or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such action or matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

2.   The Merger; Closing.

     2.1  Basic Transaction.
          -----------------

     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Subsidiary shall be merged with and into the Parent. The Parent shall be the surviving corporation in the Merger (the "Surviving Corporation") and continue to exist under and be
                    ---------------------
governed by the laws of the State of Delaware. The separate corporate existence of the Subsidiary shall cease, and the outstanding shares of capital stock of the Subsidiary shall be canceled in the manner provided in Section 2.7 of this Agreement. The name of the Surviving Corporation shall be "DAOU Systems, Inc."

     2.2  Effective Time; Closing.
          -----------------------

     As promptly as practicable after Closing, and in no event later than the first Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Articles 6 and 7 (or such other date as may be agreed in writing by each of the Parties), the Parties shall cause the

Merger to be consummated by filing a certificate of ownership and merger, substantially in the form attached hereto as Annex A (the "Certificate of
                                             -------       --------------
Ownership and Merger"), with the Secretary of State of Delaware in such form as
- ---------------------
is required by, and executed in accordance with the relevant provisions, of the DGCL. The Merger shall become effective on the date and time of the filing of the Certificate of Ownership and Merger with the Secretary of State of Delaware (or such later time as may be agreed in writing by each of the Parties and specified in the Certificate of Ownership and Merger) (the "Effective Time").
                                                            --------------
Immediately prior to the filing of the Certificate of Ownership and Merger, the Closing will be held at the offices of the Parent, San Diego, California (or such other place as the Parties may agree) on the first Business Day after the date on which the last of the conditions to Closing set forth in Articles 6 and 7 hereof (other than conditions to be satisfied at the Closing) are fulfilled or waived by the appropriate Party, as the case may be (or such other time, date or place as the Parties may agree) (the "Closing Date").
                                      ------------

     2.3  Effect of the Merger.
          --------------------
     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

     2.4  Certificate of Incorporation; Bylaws.
          ------------------------------------

          (a) The certificate of incorporation of the Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

          (b) The bylaws of the Parent, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

     2.5  Directors and Officers.
          ----------------------

     The persons who are directors and officers of the Parent immediately prior to the Effective Time shall, after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, removal or disqualification in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable law.

     2.6  Succession, Liabilities and Further Assurances.
          ----------------------------------------------

          (a) All corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Parties, their respective shareholders, Boards of Directors, committees elected or appointed by their Boards of Directors, officers, and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes on and after the Effective Time as acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the Parties immediately prior to the Effective Time.

          (b) At the Effective Time, all rights, title, and interests to all property owned by each of the Parties shall be allocated to and vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens thereon.

          (c) The Surviving Corporation shall, at the Effective Time and thereafter, be responsible and liable for all Liabilities of each of the Parties, and a Proceeding pending against any Party may be continued as if the Merger did not occur, or the Surviving Corporation may be substituted in the Proceeding in place of any Party.

          (d) If at any time the Surviving Corporation shall deem or be advised that additional grants, assignments, confirmations or assurances are necessary or desirable to vest or to perfect or confirm of record or otherwise in the Surviving Corporation the title to any property of any Party, the officers, or any of them, or the directors of such Party may execute and deliver any and all such deeds, assignments, confirmation and assurances and do all things necessary or proper so as best to prove, confirm and ratify to such property in the Surviving Corporation or otherwise to carry out the purposes of the Merger and the terms of this Agreement. The Surviving Corporation shall have the same power and authority to act in respect to any debt, liabilities and duties of the Parties as the Parties would have had, had they continued in existence.

     2.7  Cancellation of Securities.
          --------------------------

     At the Effective Time, each issued and outstanding Subsidiary Share that was held by the Parent immediately before the Effective Time, shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled and retired and shall cease to exist, and all certificates representing such Shares shall be canceled, and no cash or securities or other property shall be issued in the Merger in respect to such Shares.

     2.8  Stock Transfer Books.
          --------------------

     From and after the Effective Time, the stock transfer books of the Subsidiary shall be closed, and no transfer of the capital stock of the Subsidiary shall be made or consummated thereafter.

3.   Representations and Warranties of SUBsidiary.

     The Subsidiary represents and warrants to the Parent that the statements contained in this Article 3 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3).

     3.1  Organization and Good Standing.
          ------------------------------

          (a) The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all Subsidiary Contracts.

          (b) The Subsidiary does not, directly or indirectly, have any equity, voting or ownership interests in any corporation, partnership, joint venture, limited liability company or other legal entity.

     3.2  Enforceability; No Conflict.
          ---------------------------

          (a) Assuming due authorization, execution and delivery of this Agreement by the Parent, this Agreement constitutes the legal, valid, and binding obligation of the Subsidiary, enforceable against the Subsidiary in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditor's rights generally or by general principles of equity whether applied by a court of law or equity. The Subsidiary has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

          (b) The Subsidiary is not and will not be required to give any notice to any Person or obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, except the filing and recordation of an appropriate Certificate of Ownership and Merger with the Secretary of State of Delaware as required by the DGCL.

          (c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time):

               (i) Contravene any provision of the Organizational Documents of the Subsidiary, or any resolution adopted by the Board of Directors or stockholder of the Subsidiary;

               (ii) Contravene any Subsidiary Contract, Governmental Authorization, Legal Requirement or Order to which the Subsidiary, or any of the assets owned or used by the Subsidiary, may be subject; or

               (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Subsidiary.

     3.3  Capitalization.
          --------------

     As of the date of this Agreement, only the Subsidiary Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights. Immediately prior to the Effective Time, the authorized capital stock of the Subsidiary will be the same as set forth in the first sentence of this Section 3.3. No shares of capital stock of the Subsidiary have been acquired by the Subsidiary that are subject to outstanding pledges by the Subsidiary to secure the future payment of some or all of the purchase price for such shares. As of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Subsidiary obligating the Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Subsidiary. There are no outstanding contractual obligations of the Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Subsidiary.

     3.4  Intellectual Property.
          ---------------------

          (a) "Intellectual Property" means all intellectual property owned, used or licensed (as licensor or licensee) by the Subsidiary.

          (b) There are no outstanding and, to the Subsidiary's knowledge, no Threatened disputes or disagreements with respect to any Subsidiary Contracts relating to the Intellectual Property.

          (c) (i) The Subsidiary is the owner or licensee of all right, title, and interest in and to the Intellectual Property, free and clear of all Encumbrances, and has the absolute right to use all of the Intellectual Property without payment to a third party.

               (ii) All former and current employees of the Subsidiary have executed written Contracts with the Subsidiary that assign to the Subsidiary all rights to any inventions, improvements, discoveries, or information relating to the business of the Subsidiary.

     3.5  Contracts; No Defaults.
          ----------------------

          (a) The Subsidiary has not Contravened any of the applicable terms and requirements of any Subsidiary Contract, and the Subsidiary has no knowledge of any Contravention of any Subsidiary Contract by the other party or parties to it.

          (b) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any Subsidiary Contract, and no one has made written demand for such renegotiations. The Subsidiary has no knowledge that any party to a Subsidiary Contract does not intend to renew it.

     3.6  Compliance with Legal Requirements; Governmental Authorizations.
          ---------------------------------------------------------------

          (a) The Subsidiary is, and at all times since its incorporation, has been in all material respects, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

          (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) may cause the Subsidiary to Contravene any Legal Requirement or may give rise to any obligation on the part of the Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (c) The Subsidiary has not received, at any time since its incorporation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential Contravention of any Legal Requirement or any actual, alleged, possible, or potential obligation on the part of any of the

Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (d) The Subsidiary is, and at all times since its incorporation, has been, in full compliance with all of the terms and requirements of each such Governmental Authorization.

          (e) No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in Contravention of any Governmental Authorization.

          (f) The Subsidiary has not received, at any time since its incorporation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential Contravention of any Governmental Authorization.

          (g) All applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

          (h) All such Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges.

     3.7  Legal Proceedings; Orders.
          -------------------------

          (a)  There is no pending Proceeding:

               (i) by or against the Subsidiary or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Subsidiary; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

          To the knowledge of the Subsidiary, no such Proceeding has been Threatened.

          (b) There is no Order to which the Subsidiary, its business or any of its assets is subject.

          (c) To the knowledge of the Subsidiary, no officer, director, agent, or employee of the Subsidiary is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Subsidiary.

          (d) The Subsidiary is, and at all times since its incorporation, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.

          (e) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Subsidiary or any of the assets owned or used by the Subsidiary, is subject.

          (f) The Subsidiary has not received, at any time since its incorporation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Subsidiary, or any of the assets owned or used by it, is or has been subject.

     3.8  Board Recommendation.
          --------------------

     The Board of Directors of the Subsidiary has adopted a resolution (a) approving the Merger, based on a determination that the Merger is fair to, and in the best interests of, the stockholder of the Subsidiary and (b) approving this Agreement and the transactions contemplated hereby and unanimously recommending approval of this Agreement and the transactions contemplated hereby by the stockholder of the Subsidiary.

4.   Representations and Warranties of the parent.

     The Parent represents and warrants to the Subsidiary as follows:

     4.1  Organization.
          ------------

     The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2  Enforceability; No Conflict.
          ---------------------------

          (a) The Parent has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which action has been duly authorized and approved by all necessary corporate action of the Parent. Assuming the execution and delivery of this Agreement by the Subsidiary, this Agreement constitutes the legal, valid, and binding obligation of the Parent, enforceable against the Parent in accordance with the terms of this Agreement, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditor's rights generally or by general principles of equity whether applied by a court of law or equity.

          (b) The Parent will not be required to obtain any Governmental Authorization or Consent in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, except the filing and recordation of an appropriate Certificate of Ownership and Merger with the Secretary of State of Delaware as required by the DGCL.

          (c) Neither the execution and delivery of this Agreement by the Parent nor the consummation or performance of any of the transactions contemplated hereby by the Parent will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to:

               (i)    any provision of the Parent's Organizational Documents;

               (ii) any resolution adopted by the board of directors or the Parent;

               (iii) any Legal Requirement or Order to which the Parent may be subject; or

               (iv) any Contract to which the Parent is a party or by which the Parent may be bound.

     4.3  Certain Proceedings.
          -------------------

     There is no pending Proceeding that has been commenced against the Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the Parent's knowledge, no such Proceeding has been Threatened.

5.   ADDITIONAL AGREEMENTS.

     5.1  Required Approvals.
          ------------------

     As promptly as practicable after the date of this Agreement, the Parties will make all filings that Legal Requirements require them to make to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, each Party will cooperate with the other Party with respect to all filings that the other Party elects to make or that Legal Requirements require such Party to make in connection with the transactions contemplated hereby.

     5.2  Notification.
          ------------

     Between the date of this Agreement and the Closing Date, the Subsidiary will promptly notify the Parent in writing of: (a) any fact or condition that causes or constitutes a breach of any of the Subsidiary's representations and warranties as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition. Such delivery will not affect any rights of the Parent under Section 8.2 and will not prevent or cure any misrepresentation, breach of warranty, or breach of contract. During the same period, the Subsidiary will promptly notify the Parent of the occurrence of any breach of any covenant of the Subsidiary in this Article or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

6.  Conditions Precedent to the subsidiary's Obligation to Close.

     The Subsidiary's obligation to consummate the Merger and to take the other actions required to be taken by the Subsidiary at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Parent in writing, in whole or in part):

     6.1  Accuracy of Representations.
          ---------------------------

          (a) Except as set forth in Section 6.1(b), all of the Subsidiary's representations and warranties in this Agreement (considered both individually and collectively) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects for those representations and warranties as of the Closing Date as if then made.

          (b)  Each of the Subsidiary's representations and warranties in
Section 3.2(a) must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if then made.

          (c) The Parent shall have received an officer's certificate of the Subsidiary to the effect that each of the conditions specified in Sections 6.1, 6.2, 6.4 and 6.5 is satisfied in all respects.

     6.2  Subsidiary's Performance.
          ------------------------

          (a) All of the covenants and obligations that the Subsidiary is required to perform or to comply with pursuant to this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects.

          (b) The Subsidiary must have (i) delivered each document, agreement and certificate that is required to be delivered pursuant to this Article 6; and
(ii) performed and complied with, in all respects, each of the covenants and obligations in Section 5.1 and each of the covenants and obligations in this Agreement that the Subsidiary is required to perform or comply with on or before the Closing Date that contains an express materiality qualification.

     6.3  Additional Documents.
          --------------------

     The Subsidiary must have caused to be delivered to the Parent such documents as the Parent may reasonably request for the purpose of (i) evidencing the accuracy of any of the Subsidiary's representations and warranties, (ii) evidencing the performance by the Subsidiary of, or the compliance by the Subsidiary with, any covenant or obligation required to be performed or complied with by the Subsidiary, (iii) evidencing the satisfaction of any condition referred to in this Article, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

     6.4  No Proceedings.
          --------------

     Since the date of this Agreement, there must not have been commenced or Threatened any action, suit, or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of the Parent to own the Subsidiary Shares and to control the Subsidiary, or (d) affect adversely the right of any of the Subsidiary to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

     6.5  No Prohibition.
          --------------

     Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), Contravene, or cause the Parent to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.   Conditions Precedent to subsidiary's Obligation to Close.

     The Subsidiary's obligation to consummate the Merger and to take the other actions required to be taken by the Subsidiary at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Subsidiary in writing, in whole or in part):

     7.1  Accuracy of Representations.
          ---------------------------

     All of the Parent's representations and warranties in this Agreement (considered collectively and individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if then made.

     7.2  The Parent's Performance.
          ------------------------

     All of the covenants and obligations that the Parent are required to perform or to comply with pursuant to this Agreement on or before the Closing Date (considered both collectively and individually) must have been performed and complied with in all material respects.

          (a) The Parent must have executed and delivered each of the documents required to be delivered by the Parent pursuant to this Article 7.

          (b) The Subsidiary must have received an officer's certificate of the Parent to the effect that the condition specified in Section 7.1 is satisfied in all respects.

     7.3  Additional Documents.
          --------------------

     The Parent must have caused to be delivered to the Subsidiary such documents as the Subsidiary may reasonably request for the purpose of (a) evidencing the accuracy of any representation or warranty of the Parent, (b) evidencing the performance by the Parent of, or the compliance by the Parent with, any covenant or obligation required to be performed or complied with by the Parent, (c) evidencing the satisfaction of any condition referred to in this Article, or (d) otherwise facilitating the consummation of any of the transactions contemplated hereby.

     7.4  No Prohibition.
          --------------

     There must not be in effect any Legal Requirement or Order that (a) prohibits the consummation of the transactions contemplated hereby, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.   Termination.

     8.1  Termination Events.
          ------------------
     This Agreement may, by notice given before or at the Closing and subject to
Section 8.2, be terminated:

          (a) by the Parent, on the one hand, or the Subsidiary, on the other hand, if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived;

          (b) (i) by the Parent, if any condition in Article 6 has not been satisfied as of the date specified for Closing in Section 2.2 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Parent to comply with its obligations under this Agreement) and the Parent has not waived such condition on or before such date; or

               (ii) by the Subsidiary, if any condition in Article 7 has not been satisfied as of the date specified for Closing in Section 2.2 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Subsidiary to comply with their obligations under this Agreement) and the Subsidiary has not waived such condition on or before such date; or

          (c) by mutual consent duly authorized by the Board of Directors of each of the Parent and the Subsidiary.

     8.2  Effect of Termination.
          ---------------------

     Each Party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties will terminate.

9.  General Provisions.

     9.1  Further Assurances.
          ------------------

     The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement, the Merger and the transactions contemplated hereby.

     9.2  Entire Agreement and Modification.
          ---------------------------------

     This Agreement supersedes all prior agreements among the Parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

     9.3  Severability.
          ------------

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     9.4  No Third-Party Rights.
          ---------------------

     Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

     9.5  Governing Law.
          -------------

     This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other law.

     9.6  Counterparts.
          ------------

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                    DAOU SYSTEMS, INC.


                                    By: _____________________________

                                    Name: ___________________________

                                    Title: __________________________


                                    DAOU - RHI, INC.


                                    By: _____________________________

                                    Name: ___________________________

                                    Title: __________________________